UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 30, 2013

Date of Report (Date of earliest event reported)

bebe stores, inc.

(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 Valley Drive

Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

(415) 715-3900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Certain Officers

On April 30, the Company announced the appointment and promotion of Liyuan Woo as the Company’s Chief Financial Officer (“C.F.O.”). Ms. Woo will remain the Company’s Principal Accounting Officer (“P.A.O.”). Previous to this appointment, and since August 2010, Ms. Woo served as the Company’s Vice President, Corporate Controller and P.A.O. Ms. Woo will continue to engage in her company responsibilities in global finance, accounting, treasury, tax, compliance, planning and strategic corporate development functions.

Prior to joining bebe, and from 1997 through 2010, Ms. Woo held a number of positions with the accounting firm Deloitte & Touche, including a Senior Manager position in its Mergers and Acquisitions Transaction Services Group from 2005 through 2010. In that role, she advised private equity firms and strategic buyers in a variety of industries on mergers and acquisitions, capital structure analysis and recapitalizations, leveraged buyouts, financial due diligence and transaction modeling.

Ms. Woo’s new salary with the Company is set at a rate of $375,000 per year and she will be eligible to participate in the Company’s bonus plan at the 50% salary level, subject to the terms of the Company’s bonus plan. The Company is also discussing a grant to Ms. Woo of a certain number of options and/or RSUs, such number to be disclosed in a future filing.

Departure of Directors and Certain Officers

On April 29, 2013, the Company announced the separation of Walter J. Parks, Chief Operating Officer (“C.O.O.”) and Chief Financial Officer, which is to be effective on May 3, 2013. There are no disagreements between Mr. Parks and the Company on any matter relating to the Company’s operations, policies and practices. The Chief Operating Officer position will not be filled and Steve Birkhold, the Company’s Chief Executive Officer, will assume the C.O.O. responsibilities. The Company and Mr. Parks are discussing certain terms associated with this separation, the details of which will be disclosed in a future filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2013	bebe stores, inc.

	By:	/s/ Steve Birkhold
	Name:	Steve Birkhold
	Title:	Chief Executive Officer